Exhibit 10.14

COMMERCIAL LEASE

1. PARTIES

CB Equities Mt Royal LLC, a limited partnership established under the laws of the Commonwealth of Massachusetts with an address of 2 Mt Royal Avenue, Suite 200, Marlborough, Ma 01752 (“Landlord”), does hereby lease to ConnectM Technology Solutions, Inc, a corporation established under the laws of the State of Delaware, with a place of business at 2 Mt Royal Avenue, Suite 2-505, Marlborough MA 01752 (“Tenant”), the Premises (as defined below).

2. PREMISES

A portion of the building consisting of 2,396 contiguous rentable square feet (“RSF”) located on the Fifth (5th) floor of the building known as 2 Mt Royal, more particularly known as Suite 2-505, Marlborough, Massachusetts, 01752, as shown on Exhibit A (the “Premises”), together with the right to use in common, with others entitled thereto, the hallways, stairways and elevators, necessary for access to said premises and lavatories nearest thereto, if any. Except as set forth herein, the Premises are to be delivered in “AS-IS” condition as they are in on the date of this Agreement.

The building of which the Premises is a part of is collectively referred to herein as the “Building” and the land on which the Building is located is referred to as the “Land”. The Land and the Buildings are collectively referred to as the “Property”. The buildings and improvements now or hereafter located or used in connection with the Property, including the Building, currently consisting of approximately 161,300 rentable square feet is referred to as the “Project”.

The Landlord’s gross building method shall be used to determine both rentable and usable square footages with the gross measurement to the outside of the exterior wall. Useable to rentable factor is subject to periodic review and update. The rentable square footage of Suite 2-505 is deemed to be 2,396 RSF.

3. TENANT IMPROVEMENTS

3/Dace will be delivered in “As-Is” condition per the attached Exhibit “A” with the exception that at Landlord’s cost Landlord shall remove existing walls per mutually agreeable space plan, which shall include =, kitchenette, two small offices and conference room, using building :standard materials and specifications.

Any structural and nonstructural tenant improvements are subject to Landlord’s approval and shall be at the sole cost of the Tenant.

4. TERM	The term of this Lease shall be for Five (5) years, commencing on July 1, 2019 (the “Term Commencement Date”) and terminating on June 30, 2024 (the “Term Expiration Date”).

5. TEMPORARY OFFICES

Commencing on May 1, 2019, and continuing until Tenant’s Premises is ready for occupancy, projected to be July 1, 2019, tenant shall have the right to use suite 4-310 as temporary office space. Suite 4310 shall be delivered in it’s current as is condition with no work to be required by Landlord to prepare the space.

6. RENT

The Tenant shall commence paying Base Rent and any Additional Rents on delivery of the Premises, with tenant improvements complete, projected to be July 1, 2019 (the “Rent Commencement Date”). If the Rent Commencement Date does not occur on the first of the month then the Rent Commencement Date shall automatically be extended to the next first day of the following month. The interim days shall be prorated and paid with the first month’s Rent and shall be considered added days to the Lease term. Landlord in its sole discretion shall have the option, based on the Landlord’s determination of the Rent Commencement Date, to modify the Lease Term and Lease Expiration Date to conform with the Rent Commencement Date, which may be memorialized in writing by the Landlord.

Commencing on the Rent Commencement Date and ending on June 30, 2020, or as may be extended pursuant to the previous paragraph, Tenant shall pay, without any offset or reduction, Base Rent (the “Base Rent”) at the rate of $ 18.50, per rentable square foot per year, based upon 2,000 RSF of the Premises or $37,000.00 annually in equal monthly installments of $3,083.33 each payable in advance by the first day of each month. Commencing on July 1, 2020 and continuing until June 30, 2021„ or as may be extended pursuant to the previous paragraph Tenant shall pay, without any offset or reduction, Base Rent (the “Base Rent”) at the rate of $19.00 per rentable square foot per year, based -ipon 2,200 RSF of the Premises, or $41,800.00 annually in equal monthly installments of $3,483.33 each payable in advance by the first day of each month . Commencing on July 1, 2021 and continuing until rune 30, 2022„ or as may be extended pursuant to the previous paragraph Tenant shall pay, without any offset or reduction, Base Rent the “Base Rent”) at the rate of $19.50 per rentable square foot per year, based upon 2,396 RSF of the Premises, or $46,722.00 annually in equal monthly installments of $3,893.50 each payable in advance by the first day of each month. Commencing on July 1, 2022 and continuing until June 30, 2023„ or as may be extended pursuant to the previous paragraph Tenant shall pay, without any offset or reduction, Base Rent (the “Base Rent”) at the rate of $20.00 per rentable square foot per year, based upon 2,396 RSF of the Premises, or $47,920.00 annually in equal monthly installments of $3,993.33 each payable in advance by the first day of each month . Commencing on July 1, 2022 and continuing until June 30, 2023„ or as may be extended pursuant to the previous paragraph Tenant shall pay, without any offset or reduction, Base Rent (the “Base Rent”) at the rate of $20.00 per rentable square foot per year, based upon 2,396 RSF of the Premises, or $49,118.00 annually in equal monthly installments of $4,093.17 each payable in advance by the first day of each month Tenant shall pay the first month’s Base Rent and any Additional Rent due upon execution of this Lease.

All payments hereunder (including Base Rent and Additional Rent) shall be due and payable on or before the first day of each calendar month, without demand.

There will be a late charge for payments made after the first (1st) of the month, which charge shall be Eighteen percent (18%) per year or the maximum amount permitted by law. Failure to pay the late charge is a default under the terms of the Lease. Tenant acknowledges and waives any/all rights to offset or reduce payments due under this Lease.

7. SECURITY DEPOSIT

A Security Deposit equal to one months’ rent, in the amount of 3,083.33, shall be paid to Landlord by Tenant upon execution of this Lease, which shall be held as security for Tenant’s performance of its Dbligations hereunder. Upon the occurrence of a default under this Lease by Tenant, Landlord may, in its sole discretion, apply the Security Deposit to cure such default and Tenant shall restore the Security Deposit to the sum of $3,083.33 (or such adjusted amount). -Jpon a transfer of the Property, Tenant agrees to look solely to such transferee for the return of the Security Deposit. Upon termination of the Lease and the vacating of the Premises by Tenant, Tenant shall be entitled to the prompt return of its Security Deposit.

8. TAXES AND OPERATING EXPENSES

Tenant shall pay to Landlord in advance on the first day of each month, commencing on the Term Commencement Date, as Additional Rent, the Tenant’s Share (as defined below) of (i) the Taxes (as defined below) in excess of the Taxes for the Base Year (as defined below) and (ii) Operating Expenses (as defined below) in excess of the Operating Expenses for the Base Year.

“Taxes” shall mean all real estate taxes, personal property taxes, assessments, water and sewer charges and all municipal charges levied or assessed or imposed on the Project.

“Base Year” for real estate taxes shall mean fiscal year 2020.

“Operating Expenses” shall mean all expenses, costs and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the Project, including without limitation, (i) insurance premiums paid in connection with the Project; (ii) all utility charges for the Project; (iii) compensation and benefits for Landlord’s employees and agents, engaged in the operation and maintenance of the Project; (iv) worker’s compensation costs and payroll taxes for said employees and agents to be prorated when employee is not full time at the Project; (v) payments to independent contractors for maintenance, repairs, cleaning, management, legal, accounting and maintenance of the Project including utility systems; and (vi) generally all expenses incurred by Landlord in connection with .its operation of the Project.

“Base Year” for Operating Expenses shall mean calendar year 2019.

‘Tenant’s Share” shall mean 1.49%.

1,andlord may, from time to time, in Landlord’s sole discretion, adjust Tenant’s Share to reflect the ratio of the actual rentable square feet of the Premises to the actual rentable square feet of the Project.

THIS LEASE IS A NET LEASE AND LANDLORD SHALL NOT BE OBLIGATED TO PAY ANY CHARGE OR BEAR ANY EXPENSE WHATSOEVER AGAINST OR WITH RESPECT TO THE PREMISES EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH HEREIN NOR SHALL RENT PAYABLE HEREUNDER BE SUBJECT TO ANY REDUCTION OR OFFSET WHATSOEVER ON ACCOUNT OF SUCH CHARGE. IN ORDER THAT THE RENT SHALL BE ABSOLUTELY NET TO LANDLORD, TENANT COVENANTS AND AGREES TO PAY AS ADDITIONAL RENT TAXES, BETTERMENT ASSESSMENTS, INSURANCE COSTS, OPERATING EXPENSES AND UTILITY CHARGES WITH RESPECT TO THE PREMISES AS PROVIDED HEREIN.

9. UTILITIES

The Tenant shall pay all bills for utilities furnished to the Premises, including, without limitation, electricity, telephone and other services and excluding only heat and air conditioning. Landlord shall not be liable for any interruption in utilities or services serving the Premises.

If Landlord elects not to sub-meter or check meter the Premises, Tenant will be billed monthly for its electrical energy use at a rate of $2.05 per rentable square foot per year (the “Utility Charge”) to be paid as Additional Rent ($409.32 per month). Landlord shall have the right to adjust the Utility Charge from time to time in its sole discretion commensurate with increases from the utility providers.

Landlord shall have no obligation to provide utilities or equipment ether than the utilities and equipment within the Premises as of the ‘Term Commencement Date. In the event Tenant requires additional -itilities or equipment, the installation and maintenance thereof shall be -:he Tenant’s sole obligation, provided that such installation shall be Subject to the prior written consent of the Landlord, which consent shall not be unreasonably withheld.

If the Premises contains a server room or lab room with an existing supplemental HVAC unit, Tenant shall be responsible for maintenance of such existing supplementary HVAC unit. If any server room or lab room should need a supplementary HVAC services and Tenant desires to have such a unit installed, Tenant shall use Landlord’s designated HVAC contractor. Tenant shall be responsible for maintenance of said HVAC work. At the termination of this lease or amendment the supplementary HVAC equipment shall remain with the demised premises and will become the property of the Landlord, unless the same may be removed without damage to the Premises or interference with other tenants or the Landlord and Building repaired to the condition prior to installation.

Notwithstanding anything contained in this Lease to the contrary, (i) Landlord shall not be responsible or liable for damages or injuries sustained by Tenant or those claiming by, through or under Tenant, and (ii) Tenant shall not be relieved from the performance of its obligations, including, but not limited to, Tenant’s obligation to pay Base Rent and Additional Rent, because of the interruption, discontinuance, quality or quantity of any utility used in or for the Premises, whether or not supplied by Landlord, and regardless of the reason or cause of the interruption or discontinuance.

10. USES OF LEASED PREMISES

Tenant shall use the Premises only for general office use provided that such use must comply with the Zoning Bylaw of the City of Marlborough and all other applicable Federal, State and Municipal laws and Landlord’s rules and regulations, adopted from time to time.

Tenant is satisfied that the uses meet the municipal zoning ordinances and agrees to indemnify and hold harmless Landlord from and against any and all losses, claims or damages arising from Tenant’s failure to determine whether the proposed uses comply with the provisions of this Section.

11.COMPLIANCE WITH LAWS

Tenant acknowledges that no trade or occupation shall be conducted in the Premises or use made thereof which will be unlawful, improper, unreasonably noisy or offensive, or contrary to any law or any municipal by-law or ordinance in force in the city or town in which the premises are situated. Said non-compliance shall be considered a breach of this Lease. Also, Tenant acknowledges that it is Tenant’s responsibility to comply with all aforementioned laws related to Tenant’s use of the Premises, which may change from time to time. Tenant shall pay for any and all costs associated with the compliance of the current or future laws.

12.FIRE INSURANCE

Tenant shall not permit any use of the Premises which will make void any insurance on the Project or on the contents of the Project or which shall be contrary to any law or regulation from time to time established by the New England Fire Insurance Rating Association, or any similar body succeeding to its powers. Tenant shall on demand reimburse Landlord, and all other tenants, for all extra insurance premiums resulting from Tenant’s use of the Premises.

13.MAINTENANCE

A. TENANT’S OBLIGATION

Tenant agrees to maintain the Premises in good and working condition, damage by fire and other casualty and reasonable wear and tear excepted, and whenever necessary, to replace plate glass, acknowledging that the Premises are now in good order and the glass whole. Tenant shall not permit the Premises to be overloaded, damaged, stripped or defaced, nor suffer any waste, and not install any signs at the Project. Tenant shall request Landlord’s prior written consent with regard to the above, which consent may be withheld at Landlord’s sole and absolute discretion.

B. LANDLORD’S OBLIGATION

Landlord agrees to maintain the structure of the Building in the same condition as it is at the Term Commencement Date or as it may be put in during the Term of and pursuant to the terms of this Lease, reasonable wear and tear, damage by fire or other casualty and damage caused by Tenant is excepted. Tenant acknowledges that the Building is old and has been recently restored. As such the structure may contain certain deficiencies that could lead to leaks and other such nuisances due to wind, driving rain and other weather related items. Tenant acknowledges that with reasonable notice the Landlord will respond and make commercially reasonable efforts to repair such problems the seasonal or daily weather may permit. Tenant also acknowledges they may not use any such problems, should they arise, as an excuse to break this Lease and will make reasonable efforts to cooperate and assist the Landlord. Landlord shall maintain the grounds and landscaping in good order and shall remove the snow from the parking lot, driveways and entrances.

0. ALTERATIONS & ADDITIONS

Tenant shall not make alterations or additions to the Premises without Landlord’s prior written consent which consent may not be unreasonably withheld, delayed or denied and must be performed by Landlord’s general contractor. All such allowed alterations shall be at Tenant’s sole cost and expense and shall be in quality at least equal or better than the present construction. Tenant shall not permit any mechanics’ liens, or similar liens, to remain upon the Premises for labor and material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed at the direction of Tenant and shall cause any such lien to be released of record forthwith without cost to Landlord. Any alterations or additions made to the Premises shall become the property of the Landlord at the termination of occupancy as provided herein, unless Landlord shall require the removal of such alterations or additions. If Landlord shall require the removal of any alterations or additions, Tenant shall restore the Premises to its original condition at Tenant’s expense.

1. ASSIGNMENT & SUBLETTING

Tenant shall not assign or sublet the whole or any part of the Premises without Landlord’s prior written consent, which may not be unreasonably withheld by Landlord, but maybe conditioned by Landlord or its Lender. Tenant shall tender to Landlord upon its :request, a non-refundable processing fee of $2,500.00, and Landlord ;hall have the right, at a minimum, to review financial statements, :_dentity and business of any prospective assignee or subtenant before :raking a decision to grant consent.

Landlord shall never be deemed unreasonable in denying its consent to an assignment of this Lease or a subletting of all or any portion of the Premises under the following circumstances:

A.

Landlord, after reviewing the proposed subtenant or assignee’s financial statements, shall determine in its sole discretion that the net worth or financial capability of such proposed subtenant or assignee is less than the net worth or financial capability of Tenant or adequate to fulfill the financial obligations of this Lease;

B.

if such assignment or subletting would require the Premises to be used for a use that is dissimilar to Tenant’s use, or in Landlord’s sole discretion would result in a use conflict or compete with a use granted to another tenant at the Project;

C.

if there is a vacancy at the Project and if the terms and conditions of the proposed sublease or assignment are less favorable than those terms and conditions on which Landlord is then offering to lease such vacant space at the Project; or

D. if Tenant is in default (beyond any applicable notice and cure period) of its obligations under this Lease.

Notwithstanding such consent, Tenant shall remain liable to Landlord for the payment of all Base Rent and Additional Rent and for the full performance of the covenants and conditions of this Lease, unless Landlord agrees, in connection with the assignment, to relieve Tenant form any further responsibility under the Lease. For the purposes of this Lease, any transfer of an interest in Tenant shall be deemed an assignment of this Lease. If Tenant requests Landlord’s consent to assign this Lease or sublet all or any portion of the Premises, Landlord shall have the option, exercisable by written notice to Tenant given within thirty (30) days after receipt of such request, to terminate this Lease as of the date specified in such notice. If Landlord approves a sublease and said sublease is for a total rental amount which on an annual basis is greater than the Base Rent and Additional Rent due from the Tenant to the Landlord under this Lease, Tenant shall pay to Landlord, forthwith upon Tenant’s receipt of each installment of such excess Base Rent and Additional Rent, during the term of any approved sublease, as Additional Rent hereunder, in addition to the Base Rent and Additional Rent and other payments due under this Lease, an amount equal to fifty percent (50%) of the positive excess between all Base Rent and Additional Base Rent and Additional Rent received by Tenant, less reasonable transaction costs, which shall include reasonable legal fees not to exceed $2,500.00 and brokerage commissions, under the sublease and the aggregate of Base Rent and Additional Rent due hereunder.

Notwithstanding any provision to the contrary, there shall be no restriction on Tenant’s right to assign or transfer this Lease to its parent Dr any subsidiary or affiliate, or to any party in connection with or .merger or consolidation involving Tenant or a sale of all or :iubstantially all of Tenant’s assets, provided that such successor has as ?ugh a net worth as Tenant on (a) the Term Commencement Date or (b) -:he date of the transfer of this Lease, whichever date the net worth is :nigher. If this standard is not met, Landlord shall have the right of :7ecapture.

16. SUBORDINATION

This Lease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, now existing or at any time hereafter arising, a lien or liens on the property of which the leased premises are a part. Tenant shall, when requested, promptly execute and deliver such written instruments in the lender’s form as shall be necessary to show the subordination of this Lease to said mortgages, deeds of trust or other such instruments in the nature of a mortgage. Tenant’s failure to execute and return documents to Landlord within seven (7) business days of receipt by Tenant or Tenant’s agent shall be deemed a breach of this Lease.

17. LANDLORD’S ACCESS

Landlord or agents of Landlord may show the Premises to others during normal business hours with advance notice, and at any time before the expiration of the Term for the purpose related to the sale or refinancing of the Premises, excluding emergencies in which case Landlord may enter the Premises without any notice. Landlord may remove placards and signs not approved and affixed as herein provided, and make repairs and alterations.

Landlord may show the Premises to prospective Tenants during the final one (1) year of the Term_ Tenant shall provide Landlord or its agents alarm codes. Tenant’s refusal to provide Landlord or its agent’s access as stated above shall be deemed a breach of this Lease.

18. INDEMNIFICATION AND LIABILITY

A.Tenant agrees to defend (with counsel selected by Landlord), indemnify and save harmless the Landlord, the Landlord’s managing agent and any holder of a mortgage on all or any portion of the Premises from (i) any act, omission or negligence of the Tenant, or the Tenant’s contractors, licensees, agents, servants, or employees, or arising from any accident, injury, or damage whatsoever caused to any person, or to the property of any person, or (ii) any violation of applicable law including, without limitation, any law, regulation or ordinance concerning trash, hazardous materials, or other pollutant occurring from and after the date that possession of the Premises is delivered to the Tenant and until the end of the Term hereof in or about the Premises, or (iii) any accident, injury or damage occurring outside the Premises, where such accident, damage or violation of applicable law results in injury from act or omission on the part of the Tenant or the Tenant’s agents or employees. This indemnity and hold harmless agreement shall survive termination of this Lease and include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof. Landlord agrees to pursue all of its rights under

Tenant’s insurance policy before seeking indemnification from Tenant, provided that Tenant’s policy is on an occurrence basis policy with limits as required by Section 18. Landlord agrees that Tenant’s indemnity shall only apply to the extent Landlord does not recover such costs, expenses and liabilities under any such policy. Tenant agrees that Tenant’s insurance shall be the primary insurance policy and that said policy shall be exhausted in its totality before Landlord seeks its own rights to recover under any additional policy_

B. Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying any adjoining space or any part of the Building, or for any loss or damage resulting to Tenant or to those claiming by, through or under Tenant, or its or their property, from the bursting, stopping or leaking of water, gas, sprinklers, sewer or steam pipes, unless such damage is caused by the sole gross negligence of Landlord.

19. TENANT’S INSURANCE

Tenant shall maintain with respect to the Premises and the Project, commercial general liability insurance in the amount of two million dollars ($2,000,000) with property damage insurance in limits of one million dollars ($1,000,000) in responsible companies qualified to do business in Massachusetts and in good standing therein insuring the Tenant against injury to persons or damage to property as provided. Landlord shall be designated as an additional insured on any such policy. Tenant shall deposit with the Landlord certificates of such insurance at or prior to the Term Commencement Date and thereafter within thirty (30) days prior to the expiration of any such policies. All such insurance certificates shall provide that such policies shall not be altered or canceled without at least thirty (30) days prior written notice to Landlord.

Tenant shall maintain all risk property and casualty insurance, including theft coverage, written at replacement cost value and with replacement cost endorsement, covering all of Tenant’s personal property in the Premises (including, without limitation, inventory, trade fixtures, floor coverings, furniture and other property removable by Tenant under the provisions of this Lease) and all leasehold improvements installed in the Premises by or on behalf of Tenant.

If available, all insurance policies carried by either party covering the Building and/or the Premises will contain a clause or endorsement expressly waiving any right on the part of insurer to make any claim against the other party. The parties agree to use reasonable efforts to ensure that their policies will include such waiver clause or endorsement. Tenant waives all claims, causes of action and rights of recovery against Landlord for any loss or damage to persons, property or business which occurs on or about the Premises or the Building or the Project and results from any of the perils insured and covered under any policy of insurance maintained by Tenant, regardless of cause. This waiver includes the negligence and intentional wrongdoing of Landlord, its agents, officers and employees, but is effective only to the extent of recovery, if any, under such policy. This waiver will be void to the extent that any such insurance is invalidated by reason of this waiver.

20. FIRE, CASUALTY, EMINENT DOMAIN

Should a substantial portion of the Premises or of the Project be substantially damaged by fire or other casualty, or be taken by eminent domain, Landlord may elect to terminate this Lease. When such fire, casualty or taking renders the Premises substantially unsuitable for their intended use, Tenant may elect to terminate this lease if:

(a)Landlord fails to deliver written notice within ninety (90) days of intention to restore Premises, or

(b)Landlord fails to restore the Premises to a condition substantially suitable for their intended use within one hundred eighty (180) days of (i) receipt of insurance proceeds in the case of fire or casualty or (ii) receipt of the award in the case of a taking.

Landlord reserves and Tenant grants to Landlord, all rights which the Tenant may have for damages or injury to the leased premises for any taking by eminent domain, except for damage to the Tenant’s fixtures, property, or equipment.

21. DEFAULT & BANKRUPTCY

In the event that:

(a)Tenant shall default in the payment of any installment of rent or other sum herein specified such default not having been cured within 10 days of receiving written notice of such default. In the event of monetary default, Landlord shall only be required to give written notice one (1) time in a twelve (12) month period; or

(b)Tenant shall vacate or abandon all or any part of the Premises or fail to continuously occupy the Premises for a period of thirty (30) consecutive days; or

(c)Tenant shall default in the observance or performance of any other of Tenant’s covenants, agreements or obligations hereunder, such default not having been cured within 10 days of receiving written notice of such default; or

( )

Tenant shall suffer a material adverse change in its business, as determined by Landlord such default not having been cured within 30 days of receiving written notice of such default ; or

(a)

Tenant shall be declared bankrupt or insolvent according to law, or, if any assignment shall be made of Tenant’s property for the benefit of creditors, provided,

Then Landlord shall have the right to proceed with summary process to remove Tenant from the Premises. In the event of default by Tenant, Tenant shall pay to Landlord all costs and expenses incurred in enforcing the terms of this Lease, including reasonable attorneys’ fees, whether or not legal proceedings are instituted. Tenant shall indemnify the Landlord against all loss of rent and other payments, which the Landlord may incur by reason of such termination during the balance of the Term of this Lease to the extent recoverable under Massachusetts law.

If Tenant shall default in the observance or performance of any conditions or covenants on Tenant’s part to be observed or performed hereunder or by virtue of any of the provisions in any article of this Lease other than Tenant’s rental payment obligations, Landlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of the Tenant. If the Landlord makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to, all reasonable attorney’s fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the rate of one and a half (1.5%)percent per month and costs, shall be paid to the Landlord -19y the Tenant as additional rent upon notice from Landlord to Tenant Df such costs and expenses.

Notwithstanding anything contained in this Lease to the contrary, Landlord shall not be in default in the performance of any of ‘Landlord’s obligations under this Lease unless and until Landlord shall :aave failed to perform such obligations within thirty (30) days, or such additional time as is required to correct any such default, (provided -Landlord seasonably commences such cure within said 30 days) after :7eceipt of written notice from Tenant to Landlord specifying wherein -landlord has failed to perform any such obligation. If Tenant claims or asserts that Landlord is in default in the performance of Landlord’s obligations under this Lease, Tenant shall not be relieved of Tenant’s obligations under this Lease and Tenant’s sole remedy shall be an action for specific performance, declaratory judgment or injunction and in no event shall Tenant be entitled to any money damages or to terminate this Lease and in no event shall Tenant claim or assert any claim for money damages in any action or by way of set-off, defense or counterclaim and Tenant hereby specifically waives the right to any money damages, to terminate this Lease or any other remedies available at law or in equity.

22. SURRENDER

Tenant shall, at the expiration or other termination of this Lease, remove all Tenant’s goods and effects from the Premises (including without hereby limiting the generality of the foregoing, all signs and lettering affixed or painted by Tenant, either inside or outside the Premises). Tenant shall deliver to Landlord the Premises and all keys, locks thereto, alarm codes and all alterations and additions made to or upon the Premises, in good condition, damage by fire or other casualty only excepted. In the event of the Tenant’s failure to remove any of Tenant’s property from the Premises, Landlord is hereby authorized, without liability to Tenant for loss or damage thereto, and at the sole risk of Tenant, to remove and store any of the property at Tenant’s expense, or to retain same under the Landlord’s control or to sell at public or private sale, without notice, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

23.GOVERNING LAW, ETC.

This Lease shall be governed by and construed under the laws of the Commonwealth of Massachusetts and shall take effect as a sealed instrument. All terms, covenants and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No alterations, amendments or waivers hereunder shall be valid or enforceable absent a written instrument signed by all parties hereto. No waiver of any provision hereunder on one occasion shall be deemed to be a waiver on future occasions. All obligations hereunder shall be obligations for each Tenant both jointly and severally. The parties hereto agree that this Lease contains the entire agreement between the parties and that it supersedes all prior agreements and negotiations. Tenant has not relied upon any representation not contained within this Lease and acknowledges that neither Landlord nor its agents have made any warranties or representations of any kind or nature other than those expressly set forth herein. This Lease shall not be binding unless and until it is executed by Landlord and Tenant.

24.NON- INTERFERENCE

Tenant hereby acknowledges that after the execution date hereunder, Landlord or its affiliates may, from time to time, in connection with any space or parcel(s) (including without limitation any space or parcel(s) which abut the Premises), seek to obtain various approvals, variances, permits, authorizations and/or special permits and the like from the local municipality and the Commonwealth of Massachusetts. Tenant hereby agrees to cooperate with Landlord in all such efforts and agrees not to oppose or interfere with Landlord, its affiliates, agents, designees, appointees or assigns, in Landlord’s attempts to obtain any such approvals, variances, permits, authorizations and/or special permits and the like. Tenant’s obligations under this paragraph shall be binding on Tenant’s officers, directors, shareholders and employees and shall survive the termination of the Lease. Tenant acknowledges that any interference shall be deemed a breach of this Lease and Landlord, at its sole discretion, may terminate this Lease.

24.BROKERAGE

Tenant represents and warrants that it has dealt with no brokers in this transaction other than RW Holmes Realty. Each of the parties represents and warrants that there are no other claims for brokerage commissions or finder’s fees in connection with the execution of this lease, and each of the parties agrees to indemnify the other against, hold it harmless from all liabilities arising from any such claim including without limitation, the cost of counsel fees in connection therewith. Any commission payable to the brokers named above, if any, shall be paid by Landlord under a separate agreement. Landlord will not be required to pay any commission on options, renewals, extensions, expansions or additional charges.

26. FORCE MAJEURE

If Landlord is delayed, hindered or prevented from the performance of an obligation because of strikes, lockouts, labor troubles, the inability to procure materials, power failure, restrictive governmental laws or regulations, riots, insurrection, war or another reason not the fault of Landlord, then Landlord’s performance shall be excused for the period of delay.

27. INDEPENDENT COVENANTS

Landlord and Tenant agree that the obligations of Tenant hereunder, including, without limitation, Tenant’s obligation to pay Base Rent and Additional Rent, are independent and not mutually dependent covenants, and that the failure of Landlord to perform any obligation hereunder shall in no event justify or empower Tenant to withhold rent, additional rent or any other amount due to Landlord hereunder or to terminate the Lease, except as otherwise provided herein Tenant acknowledges that the foregoing is a material inducement to Landlord to enter into this Lease.

IN WITNESS WHEREOF. the said parties hereunto set their hands and seals this 01 day of May  , 2019.

CB EQUITES MT ROYAL LLC	CONNECTM TECHNOLOGIES, INC.

/s/ Robert Macnamara	/s/ Mahesh Choudury
By: Mahesh P Choudhury
By: Robert W. Macnamara, Jr.	Duly Authorized Representative
Duly Authorized Representative	Title: President
Title: Manager

RIDER

TO LEASE DATED May 1, 2019

TENANT: CONNECTM

LANDLORD: CB EQUITIES MT ROYAL LLC

A.Rental Payments. All payments hereunder (including Rent and Additional Rent) shall be due and payable on or before the first day of each calendar month. There will be a late charge for payments made after the first (1st), which charge shall be: (a) eighteen percent (18%) of any outstanding balance per year, or (b) the maximum amount permitted by law. Failure to pay the late charge is a default under the terms of this Lease. Tenant acknowledges and waives any and all rights to offset or reduce payments due under this Lease.

B.Early Access. Tenant may, in Landlord’s sole discretion, have access to the Premises prior to the Term Commencement Date provided that Tenant shall provide the insurance required by this Lease and does not interfere with existing use of the Premises and Landlord’s work at the Premises, if any. Tenant’s access shall be at Tenant’s sole risk.

C.Indemnification. Tenant further agrees to defend, indemnify and hold Landlord harmless from and against any and all claims and damages for injury to person or damage to property, of any kind or nature, of any person or entity (including attorneys’ fees) which may arise in connection with the Tenant’s operation of its business on the Premises.

D.No Joint Venture. Nothing contained in this Lease will be construed as creating a joint venture or partnership of or between Tenant and Landlord as to create any other relationship between the parties other than as Tenant and Landlord and Tenant hereby indemnifies and agrees to hold harmless Landlord from any and all damages resulting from such a construction of the relationship of the parties hereto.

E.Notices. Any notice or other communication in connection with this Lease shall be in writing and addressed as follows:

To Landlord:

CB EQUITIES MT ROYAL LLC

2 MT ROYAL AVENUE, SUITE 200

MARLBOROUGH, MA 01752

To Tenant:

CONNECTM

2 MT ROYAL AVENUE, SUITE 505

MARLBOROUGH, MA 01752

Such notice shat_ be delivered in hand or deposited in the United States mail, postage prepaid by registered or certified mail, return receipt requested. Any such address may be changed to any other address within the United States by written notice given in the aforesaid manner by the party desiring to effect the change. Any notice given in the aforesaid manner shall be deemed to have been duly given and received when so hand delivered or deposited with the United States Postal Service.

.Authority to Execute. Tenant and Landlord covenant that the signatory of this Lease on behalf of each party is duly authorized to execute this Lease. Tenant shall provide at execution of this Lease a corporate resolution in the form attached as

Exhibit B authorizing the officers to bind the corporation or other legal document to provide such evidence.

A.Parking. Tenant may use the parking facility, if any, serving the Building as designated by Landlord from time to time. Parking spaces in the parking facility, if any, are on an unreserved, unassigned basis in areas designated by Landlord from time to time. Notwithstanding the foregoing, Landlord reserves the right at any time to assign and reserve parking spaces and areas for specific individuals and/or tenants. Landlord reserves the right to relocate Tenant’s parking to another location not on the Project.

B.Holding Over. In the event that Tenant or anyone claiming by, through or under Tenant shall remain on the Premises after the termination of this Lease or any renewals, extensions or modifications thereof, without the approval of Landlord, Tenant shall forthwith be liable for and pay double rent.

C.Signage. No signs, billboards, posters or advertising materials of any type or description shall be erected or kept by the Tenant on the interior common areas or the exterior of the building without the prior written consent and approval of the Landlord. Tenant shall be included in all interior Building standard sign programs.

.Additional Remedies on Default. Notwithstanding any termination of this Lease or any re-entry by Landlord, Tenant agrees to pay and be liable for amounts equal to the several installments of rent and any other charges herein reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not re-entered the Premises and whether the Premises be re-let or remain vacant in whole or in part or for a period less than the remainder of the Term, or for the whole thereof; but in the event the Premises be re-let in whole or in part, by Landlord, Tenant shall be entitled to a credit in the amount of the rent received by Landlord in re-letting after deduction of reasonable expenses in re-letting the Premises and in collecting the rent in connection therewith.

A.Estoppel Certificate. Upon not less than five (5) days prior written request, the Tenant agrees to execute, acknowledge, and deliver a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been any modifications that the same are in full force and effect as modified and stating the modification), and die dates to which the rent hereunder and other charges have been paid and any other information reasonably requested. Any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser, mortgagee or lending source.

B.Confideni:iality. Tenant agrees that the terms of this Lease shall remain confidential and that any breach of this clause shall constitute a breach of the Lease. Tenant acknowledges and agrees that the terms contained herein are confidential to Landlord. Tenant agrees that it will keep all information confidential and will not disclose the terms of this lease the information provided by Landlord with respect to operating costs, taxes, base rent, additional rent, etc. to other existing or prospective tenants except to those officers, accountants, lawyers of the Tenant. Any disclosure will be considered a breach of this Lease.

C.Cleaning. Landlord shall be responsible for the cost of cleaning the Premises per building standard specifications. If Tenant wishes to use a cleaning service for additional services beyond build standard, Tenant will be required to use the cleaning service designated by the Landlord. Landlord will obtain the price on behalf of the Tenant. Landlord will invoice Tenant on a monthly basis, to be paid as Additional Rent, based upon the written cleaning agreement made between Tenant and Landlord.

D.Alterations. Except as set forth herein, all alterations and additions to the Premises shall be installed at Tenant’s expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval may not be unreasonably withheld by Landlord. All work performed on the Premises shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord or by Landlord’s general contractor. Prior to the commencement work, Tenant shall provide adequate security to Landlord to ensure that the work will be paid for by Tenant upon completion.

E.Relocation. Landlord reserves the right to relocate Tenant to other comparable space within the Building by giving Tenant thirty (30) days written notice of such intention to relocate. On the date of such relocation, this Lease shall be amended by deleting the description of the Premises and substituting therefore the description of such space and an adjustment to Base Rent and Additional Rent if the new space is different in size or condition. Landlord agrees to pay the reasonable costs of moving Tenant to such other space within the Building, provided that Landlord shall not be obligated to expend more than rent due for three months under this Lease. In no event shall Tenant be reimbursed for costs incurred due to business interruption.

F.Condominium. Landlord reserves the right at any time to convert the Project into a condominium in accordance with M.G.L. c. 183A. Tenant agrees to execute all necessary documentation to effectuate said conversion.

G.Financial Statements. Tenant agrees to deliver, upon request from Landlord: (1) statements of cash flows of the Tenant, (2) income statements of the Tenant, and (3) balance sheets of the Tenant, all such statements to be in reasonable detail, including all supporting schedules and comments; the statements and balance sheets to be audited by an independent certified public accountant reasonably acceptable to the Landlord, and certified by such accountants to have been prepared in accordance with GAAP and to present fairly the financial position and results of operations of the Tenant.

H.No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the rent and additional rent then due shall be deemed to be other than on account of the earliest installment of such rent and additional rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

.Option to Extend. Provided Tenant is not in default, Tenant shall have the Option to Extend the initial term of this Lease for One (1) additional period of Five (5) Years. Tenant shall provide Landlord with written notice of its desire to exercise its Extension Option not more than fifteen (15) months or less than Twelve (12) months prior to the expiration of the then current term. Rent for the Extended Term shall be at the then fair market vaue, but no less than the rate for the last year of the initial term.

A.Rules an& Regulations. Tenant agrees to comply with all Rules and Regulations reasonably adopted by Landlord now or hereafter uniformly applied, which are attached hereto as Exhibit D and of which Tenant has been given notice and received copies, for the care and use of the Building and Lot and their approaches, it being understood that Landlord shall not be liable to Tenant for the failure of other Tenants of the building to conf m to such Rules and Regulations.

CB EQUITES MT ROYAL LLC	CONNECTM TECHNOLOGIES, INC.

/s/ Robert Macnamara	/s/ Mahesh Choudury

By: Robert W. Macnamara, Jr.	By: Mahesh Choudhury
Duly Authorized Representative	Duly Authorized Representative
Title: Manager	Title: President

EXHIBITS

EXHIBIT AFLOOR PLAN

EXHIBIT BSECRETARY’S CERTIFICATE

EXHIBIT CRULES & REGULATIONS

EXHIBIT A

Floor Plan

(To be attached)

EXHIBIT D

RULES AND REGULATIONS

1.

Heating, lighting and plumbing: The Landlord shall be notified at once of any accidents to or defects in plumbing, electrical fixtures, or heating and cooling apparatus so that such accidents or defects may be attended to properly.

2.

Tenant shall see that all doors of the Premises are closed and securely locked and must observe strict care and caution to ensure that all of its water faucets or water apparatus are entirely shut off before Tenant or its employees leave the Premises.

3.

Tenant shall not alter any lock or access device or install a new or additional lock c,r access device or any bolt on any door of the Premises without the prior written consent of the Landlord. If Landlord shall give its consent, Tenant shall in each case furnish Landlord with a key or access code for any such lock.

4.

The sidewalks, entrances, halls and stairways shall not be obstructed by Tenant or used far any purposes other than ingress to and egress from the Premises, and no articles or rubbish shall be left herein.

5.

No plumbing fixture or appliance shall be used for any purpose other than that for wit.ch it is intended, and no sweepings, rubbish, rags, ashes or other substances shall be thrown herein. Damage resulting to any such fixtures or appliances from misuse by Tenant shall be repaired and replaced at Tenant’s sole cost and expense, and Landlord shall not in any case be responsible for the same.

6.

Tenant shall not place a load upon any floor in the Premises exceeding the floor load per square foot of area as prescribed by Landlord, subject to change from time to time, and allowed by law. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s sole COE t and expense in settings sufficient, in Landlord’s sole judgment, to absorb and prevent vibration, noise and disturbance that may be transmitted to the Building’s structure. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior written consent. If any such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees that any disassembly, packaging and handling of the same shall comply with applicable laws and regulations. The moving of any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building shall be at the sole risk and hazard of Tenant, and Tenant shall exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, damage, claim o r suit resulting directly or indirectly from such moving, including without limitation, relocation costs and expenses of tenants in the Building, if Landlord determines in its sole discretion that such relocation is necessary.

7.

Lettering on doers, tablets and the Building directory shall be subject to the approval of the Landlord; no lettering shall be allowed on outside windows. Directories will be placed by Landlord, in conspicuous places in the Building. No other directories shall be permitted without Landlord’s prior written consent.

8.

No sign, poster, placard, name, advertisement, or notice, visible from the exterior of the Premises shall be inscribed, painted, affixed to glass or wall, installed or otherwise displayed by Tenant either on the Premises or any part of the Building without the prior written consent of the Landlord.

9.

No wires for electric lights, messenger service or for any other purpose shall be put in the Premises without the consent of the Landlord. Tenant shall not install radio or television antenna, loudspeaker or any other device on exterior walls or roof of the Building.

10.

No curtains, draperies, blinds, shutters, shades, screens or other coverings, awnings, hangings, or decorations shall be attached to, hung, or placed in, or used in connection with any window or door of the building without the prior written consent of the Landlord.

11.	No animals or bards of any kind shall be kept, allowed in or about the Building any time for any reason other than those granted by law.

0.

Movement in or out of the Project of furniture or office equipment that requires use of hallways, stairways, or movement through the Project entrances or lobbies shall be restricted to hours designated by Landlord. Tenant shall provide Dartmouth Property Management at least 48 hours’ notice before the move date.

All freight, furniture, etc. must be received and delivered through entrances to the Building designated for such purpose unless otherwise authorized by the Landlord.

Moving Times are after 5 PM and before 11:59PM weekdays and Saturdays.

Tenant shall refer to the site plan for the proper loading dock and elevator to be used during its move. Landlord will advise Tenant of the proper loading area and elevator to be used for all deliveries coming to Tenant’s office.

1.	Nothing shall be thrown from or taken in through the windows, nor shall anything be left outside the Building on the windowsills of the Premises, subject to the terms and provisions of this Lease.
2.

Tenant shall not loiter and/or congregate in the Building or on front of the Premises. No pa:A of the Building, the Premises or grounds shall, at any time, be used for lodging or sleeping or for any immoral or illegal purpose.

3.	Subject to the Lease, the Landlord, its agents and employees shall have access at reasonable times to perform their duties in the maintenance and operation of the Project.
4.	Tenant shall not use any method of heating other than that provided for in the Tenant’s Lease without the consent of the Landlord.
5.

All HVAC systems will be operational seasonally, with the exclusion of labs and server rooms, on Business Days from 7:30 AM to 6:00 PM Monday through Friday, with systems then reverting to seasonal set backs. Additional service will be provided on an individual basis when requested by the Tenant with 24-hour notice to Landlord for Monday through Saturday use and 48 hour notice for Sunday and Holiday use, if the Project is not open on that holiday, and any additional charges incurred thereby, will be assessed to Tenant. There will be a Seventy Five ($75.00) per unit per hour charge, with a four (4) hour minimum for weekend use, for said requested service. Tenant will be billed, as Additional Rent, for requested HVAC service and payment of such will be due with the next monthly rent installment. Landlord reserves the right not to allow additional services such as HVAC services.

12.	Tenant shall be responsible for any damage caused to the Premises or Building or the Property or to any person herein as a result of any breach of any of the Rules and Regulations by the Tenant.
13.	Neither Tenant nor any employee or invitee of Tenant shall go up on the roof of any building at the Project at any time.
14.

Landlord reserves the right to exclude or expel from the Property any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the rules and regulations of The Project.

15.

During the continuance of any invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building by closing the doors, or otherwise, for the safety of tenants and protection of the Building and property in the Building.

16.

Tenant’s agents, employees, servants, patrons, customers, invitees and visitors shall not solicit business in the Building’s parking facilities or Common Areas nor shall Tenant distribute any handbills or other advertising matter outside the Premises or in the parking areas.

17.

Building security- is a cooperative venture. Tenant must assume full responsibility for protecting the Premises from theft and pilferage by keeping doors locked as well as securing other means of entry into the Premises.

18.	Tenant shall make reasonable efforts to conserve electricity, water, and air conditioning.

19.

Tenant shall obey all parking signs and marking on the pavement. Tenant shall not park in fire lanes, within ten feet of fire hydrants, in loading zones, and shall properly park within parking space lines. Tenant shall not park any type of vehicle, whether for business use or personal use, on any parking lot or parking facility on the Project overnight without the prior consent of Landlord. Any vehicle(s) parked overnight for any extended period of time, shall be subject to towing at the vehicle owner’s sole risk and expense.

20.

Parking spaces in the parking lots and facilities are on an unreserved, unassigned basis; in areas designated by the Landlord from time to time. Landlord reserves the right at any time to assign and reserve parking spaces and areas for specific individuals and/or tenants. Landlord reserves the right to relocate Tenant’s parking to another location not on the Project.

21.	Tenant shall not employ any of Landlord’s employees or agents for any purpose whatsoever without the prior written consent from Landlord.
22.

Tenant is required to use Landlord’s preferred vendors (cleaning, construction, and maintenance of base building systems) at all times, unless otherwise approved, in writing, by Landlord. This provision shall apply to all work performed in the Building including installations of electrical devices; and attachments, and installations of any nature affecting the floors, walls, woodwork, trim, windows, ceilings, or any other physical portion of the Building. Additional services can be arranged for the Tenant by the Landlord using Landlord’s preferred vendors for such services as catering, telecommunications, copy and printing services, and furniture suppliers at preferred pricing.

23.

The Project is a non-smoking environment. There shall be no smoking within the buildings or within 25 feet adjacent to any ingress or egress door or window Tenant shall utilize the smoking areas provided throughout the property.

24.	The Landlord reserves the right to make changes or any such other and further rules and. regulations as, in its sole and absolute discretion, may from time to time be necessary.

/s/ Mahesh Choudury
Tenant

By: Mahesh P Choudhury
Title: VP